Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-99067

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED SEPTEMBER 19, 2002)

HEALTH CARE PROPERTY INVESTORS, INC.

738,923 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated September 19, 2002 (as amended, the “Prospectus”) relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah II, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah II, LLC Owned of Record Prior to the Exchange(1)	Common Stock Beneficially Owned Following the Exchange(1)(2)		Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(1)(2)
Name					Shares	Percent
Mark L. Pace(3)	17,039	17,039		17,039	0	*
B. Gregory Gardner(4)	4,204	17,841		17,841	0	*
B. Gregory Gardner and Deborah L. Gardner as Trustees of the BG&DL Gardner Family Trust dated January 28, 1998(5)	13,637	17,841		17,841	0	*
Rulon C. Gardner (6)	30,310	47,430		47,430	0	*
Rulon C. Gardner and Laurie F. Gardner as Trustees of the Rulon C. Gardner Family Protection Trust (7)	17,120	47,430		47,430	0	*
Steven B. Ostler (8)	1,637	1,207,715	(9)	1,637	1,206,078	2.02%
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints(10)	16,991	18,062		16,991	1,071	*
University of Utah for the benefit of University Hospital—IVF Miracle Fund Gift Account(11)	1,428	11,864	(12)	1,428	10,436	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information provided to us by the respective non-managing members as of February 14, 2003.

(2)	Assumes the selling holders exchange all of their non-managing member units of HCPI/Utah, L.L.C. and HCPI/Utah II, L.L.C. originally issued prior to August 17, 2001 beneficially owned by them for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and offering, as applicable. Also assumes that the shares of common stock beneficially owned following the offering contemplates the sale of all of the common stock offered hereby.

(3)	Mark L. Pace obtained (i) 703 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VI, L.C., a selling holder listed in the Prospectus, (ii) 6,818 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VII, L.C., a selling holder listed in the Prospectus (iii) 5,314 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer-Foothill Associates, Ltd., a selling holder listed in the Prospectus and (iv) 4,204 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Old Mill II, L.C., a selling holder listed in the Prospectus.

(4)	B. Gregory Gardner obtained 4,204 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Old Mill II, L.C., a selling holder listed in the Prospectus.

(5)	B. Gregory Gardner and Deborah L. Gardner as Trustees of the BG&DL Gardner Family Trust dated January 28, 1998 obtained (i) 1,497 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VI, L.C., a selling holder listed in the Prospectus, (ii) 5,314 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer-Foothill Associates, Ltd., a selling holder listed in the Prospectus and (iii) 6,826 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VII, L.C., a selling holder listed in the Prospectus.

(6)	Rulon C. Gardner obtained (i) 28,205 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer-Research Park Associates, Ltd. and (ii) 2,105 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Old Mill II, L.C., a selling holder listed in the Prospectus.

(7)	Rulon C. Gardner and Laurie F. Gardner as Trustees of the Rulon C. Gardner Family Protection Trust obtained (i) 6,818 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VII, L.C., a selling holder listed in the Prospectus (ii) 5,305 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer-Foothill Associates, Ltd., a selling holder listed in the Prospectus and (iii) 4,997 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VI, L.C., a selling holder listed in the Prospectus.

(8)	Steven B. Ostler obtained 1,637 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Research Park Associates VII, L.C., a selling holder listed in the Prospectus.

(9)	Includes 1,189,925 shares of which Steven B. Ostler has shared voting power and shared dispositive power, as a manager of The Boyer Company, L.C., a Utah limited liability company, which is a member or partner in the following selling holders: Amarillo Bell Associates, Boyer-BPMA Holdings, L.C., Boyer Davis North Medical Associates, Ltd., Boyer Desert Springs, L.C., Boyer Castle Dale Medical Clinic, L.L.C., Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associate, Ltd., Boyer-Ogden Medical Associates No.2, Ltd., Boyer-Salt Lake Industrial Clinic Associates, Ltd., Boyer-St. Marks Medical Associates, Ltd., Boyer McKay-Dee Associates, Ltd., Boyer St. Mark’s Medical Associates #2, Ltd., Boyer Iomega, L.C., Boyer Springville, L.C., Boyer Primary Care Clinics Associates, Ltd. #2, Boyer-Research Park Associates, Ltd., Chimney Ridge, L.C., Boyer-Foothill Associates, Ltd., Boyer-Research Park Associates VI, L.C., Boyer Old Mill II, L.C., Boyer Rancho Vistoso, L.C., Boyer Kaysville Associates, L.C., and Boyer Tatum Highlands Dental Clinic, L.C.

(10)	The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained (i) 3,500 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from B. Gregory Gardner and Deborah L. Gardner as Trustees of the BG&DL Gardner Family Trust dated January 28, 1998 who received the non-managing member units in an assignment from Boyer Research Park Associates VI, L.C., a selling holder listed in the Prospectus, (ii) 4,300 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Mark L. Pace who received the non-managing member units in an assignment from Boyer Research Park Associates VI, L.C., a selling holder listed in the Prospectus (iii) 1,800 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Chimney Ridge, L.C., a selling holder listed in the Prospectus, (iv) 2,619 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from H. Roger Boyer who received the non-managing member units in an assignment from H. Roger Boyer Family Limited

Partnership, Ltd. which received the non-managing member units in an assignment from Boyer-Research Park Associates, Ltd., a selling holder listed in the Prospectus (v) 2,667 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Lonnie M. Bullard who received the non-managing member units in an assignment from Boyer-Foothill Associates, Ltd., a selling holder listed in the Prospectus and (vi) 2,105 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Rulon C. Gardner who received the non-managing member units in an assignment from Boyer Old Mill II, L.C., a selling holder listed in the Prospectus.

(11)	University of Utah for the benefit of University Hospital – IVF Miracle Fund Gift Account obtained 1,428 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from H. Roger Boyer who received the non-managing member units in an assignment from H. Roger Boyer Family Limited Partnership, Ltd. which received the non-managing member units in an assignment from Boyer-Research Park Associates, Ltd., a selling holder listed in the Prospectus.

(12)	Includes 10,436 shares owned by Boyer-Research Park Associates, Ltd., of which University of Utah is a partner and has shared voting power and shared dispositive power with respect to these shares.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 14, 2003.